Exhibit 5.1

REED L BENSON
Attorney at Law
4049 S. Highland Drive
Salt Lake City, Utah 84124
801-278-9769 Office
801-278-9768 Fax

April 9, 2012

Broadcast International, Inc.
7050 South Union Park Center, Suite 600
Midvale, Utah 84047

Ladies and Gentlemen:

I have acted as legal counsel to Broadcast International, Inc., a Utah corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”), as amended, filed with the Securities and Exchange Commission (the “Commission”) relating to the proposed resale of up to 28,200,000 shares (the “Shares”) of the Company’s common stock, par value $0.05 per share (“Common Stock), and up to 18,270,000 shares of Common Stock (the “Warrant Shares”) upon exercise of certain warrants related thereto (the “Warrants”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinion hereinafter expressed, I have examined such statutes, Company corporate records and documents, certificates of Company and public officials, and other instruments and documents as I deemed relevant or necessary for the purposes of the opinion set forth below.

In making my examination, I have assumed the legal capacity of all natural persons, that all signatures on documents examined by me are genuine, the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as certified, conformed or photostatic copies.  I have also assumed the accuracy and completeness of all information provided to me by the Company during the course of my investigations, on which I have relied in issuing the opinion expressed below.  I have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  In connection with the opinion hereinafter expressed, I have assumed that all of the Shares will resold in the manner stated in the prospectus forming a part of the Registration Statement.

Based on the foregoing and on such legal considerations as I deem relevant, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents I have examined, I am of the opinion that the Shares are, and the Warrant Shares issuable upon exercise of the Warrants will be, validly issued, fully paid, and non-assessable.

Broadcast International, Inc.
April 9, 2012

I hereby consent to the reference to me under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement, and any amendments thereto.  In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed L. Benson, Esq.
Reed L. Benson, Esq.